                                  EXHIBIT 10.48


                 STATEMENT OF TERMS AND CONDITIONS OF EMPLOYMENT




Dear Mr Hardcastle


This letter constitutes your contract of employment and incorporates a statement of the applicable terms and conditions in accordance with the requirements of section 1 of the Employment Rights Act 1996.

1.    PARTICULARS OF COMPANY AND EMPLOYEE

      1.1 TComm (UK) Limited of 20-22 Bedford Row, London WC1R 4JS (the "Company").

      1.2 Ian Hardcastle of 5 Willow Grove, Golcar, Huddersfield, West Yorkshire, HD7 4RX (the "Employee").

2.    COMMENCEMENT AND TERM

      2.1 Your employment will commence on 24th November 2004 and will continue for a fixed term of three years unless terminated by either party in accordance with the terms of this Agreement provided that the term shall be extended automatically by one year on each anniversary of this date unless terminated by either party in accordance with this Agreement.

      2.2 Your period of continuous employment will begin on 24th November 2004. No employment with a previous Company counts as part of your continuous employment with the Company.

      2.3 You agree that if your employment is not renewed on the expiry of the fixed period of three years or any renewal or extension of this period, you shall have no entitlement to statutory redundancy pay.

3.    JOB TITLE AND PLACE OF WORK

      3.1 You are employed as Development Manager. Your duties shall include the following (a) developing new software solutions and encoding existing and new video content; (b) quality control of content prior to transmission or streamed to compatible devices; and (c) software coding, website construction, website maintenance, hardware/network maintenance and general software installations. You may be required to carry out additional or other duties as necessary to meet the needs of the business.

      3.2 Your place of work is at 33, Prince Street, Batley or any other premises within reasonable travelling distance of Batley, West Yorkshire belonging to the Company.

      3.3    You will report to the Managing Director.

      3.4 You will not be required to work outside the UK for a period of more than one month in any calendar year without your prior consent.

      3.5    You must not work for anyone else whilst employed by the Company.

4.    SALARY

      4.1 Your basic salary is (pound)15,000 per annum for the first six months of your employment which shall be paid monthly in arrears in equal monthly instalments on or about the first day of each month directly into your bank account.

      4.2 Your basic salary for the second period of six months and thereafter for the remaining term of your employment shall be (pound)18,000 per annum. The Company shall review your salary at intervals of three months during the first year of your employment and at intervals of six months during years two and three but shall be under no obligation to increase your salary save as set out in this clause 4.2.

      4.3 The Company shall be entitled to deduct from your salary or other payments due to you any money which you owe the Company at any time.

      4.4 You will be eligible to participate in the Company's discretionary bonus scheme. The award of any bonus and its amount will be at the Company's discretion and will be paid once each year in such month as the Company shall announce and will only be paid to those in employment and not under notice on the payment date. The Company shall be entitled to terminate any bonus scheme put in place at any time upon one month's written notice.

      4.5 You shall be eligible to participate in the JAG Media Holdings, Inc. stock option scheme. Membership of the scheme shall be in accordance with the rules of the scheme (a copy of which shall be provided to you) and the vesting schedule and exercise prices applicable to you are set out in the Annex to this letter.

5.    HOURS OF WORK AND OFFICE RULES

      5.1 Your normal hours of work are 9:00 am to 5:00 pm each day Monday to Friday with a one-hour break for lunch. You may be required to work additional hours without extra remuneration as may be necessary for the proper performance of your duties.

      5.2 The effect of regulation 4(1) of the Working Time Regulations 1998 (the "REGULATIONS") is to limit your average working week (calculated in accordance with the Regulations) to a maximum of 48 hours. You agree to opt out of this part of the Regulations. Should either the Company or you wish to terminate this opt-out then they may do so by giving the other not less than four weeks' written notice.

      5.3 You are required at all times to comply with the office rules and procedures from time to time laid down by the Company and notified to you.

6.    HOLIDAY ENTITLEMENT

      6.1 You are entitled to the usual public holidays, together with 20 working days' in each complete year of your employment, at times to be agreed in advance with the Company and shall be paid at the basic rate of salary as set out in clauses 4.1 and 4.2 (as appropriate) in respect of all holidays taken.

      6.2 Holiday entitlement for each year of employment must be taken in that year and cannot be carried forward. Any outstanding entitlement at the end of the relevant year shall be forfeited.

7.    INCAPACITY FOR WORK

      7.1 If you are absent from work for any reason you must notify the Managing Director as soon as possible on the first day of absence. A doctor's certificate must be obtained for any period of incapacity due to sickness or injury of more than seven days (including weekends) and a further certificate in respect of any further period of incapacity of seven days. In all cases a self-certification form must be completed on your return to work. Your qualifying days for statutory sick pay purposes are Monday to Friday.

      7.2 If you are absent from work due to sickness or injury and comply with the requirements in clause 7.1 regarding notification you will be paid for up to a maximum period of 12 months. For the first six months of absence, you shall be entitled to full basic salary (as provided in clauses 4.1 and 4.2) and for the subsequent six months of absence you shall be entitled to half of basic salary. Social Security benefits must be claimed where appropriate and any benefits received must be declared to the Company. The Company reserves the right to deduct an amount equivalent to any benefits due to you from any salary paid to you while absent through illness or injury.

      7.3 If you are unable to perform your duties by reason of sickness or injury for a period of 24 weeks or more in any 12 month period, the Company shall be entitled to terminate your employment upon written notice of not less than six months.

8.    NOTICE OF TERMINATION

      8.1 Either party may terminate your employment by one calendar month's prior written notice. The Company reserves the right to make a payment to you upon termination of your employment of basic salary in lieu of notice. This payment will be subject to appropriate statutory deductions at source.

      8.2 The Company may terminate your employment by notice in writing, but with immediate effect, if you shall have committed a serious breach or (after a warning in writing) any repeated or any continued material breach of your obligations to the Company or shall have been guilty of any act of dishonesty or any serious misconduct.

      8.3 If, during the first 12 months of your employment, the Company is to be wound up or is to cease to trade in the United Kingdom for any reason, the Company reserves the right to terminate your employment and make you a payment in lieu of notice equal to three month's basic salary. In addition, the Company shall pay you a further sum which shall be either (a) a sum equivalent to three month's basic salary or (b) a sum equivalent to your unpaid basic salary for the remaining portion of the first year of your employment, which ever is the greater.

      8.4 All payments made pursuant to this clause 8 shall be subject to deductions for income tax and national insurance contributions as appropriate.

9.    CONFIDENTIALITY

      9.1 All matters relating to your employment with the Company and the Company's affairs must be kept strictly confidential both during and after your employment. Any breach of this requirement during your employment may result in summary dismissal for gross misconduct. You must never use or disclose for any purpose information about the Company which you obtain as a result of your employment.

      9.2 By signing this agreement you agree that the Company may use information about you which you may provide to the Company or which it may acquire during the course of your employment provided such use is in accordance with the Data Protection Act 1998. You also agree that information held by the Company about you may be transferred to any third party located outside the United Kingdom.

10.   INVENTIONS AND PATENTS

      10.1 You agree to disclose promptly to the Company any invention, development, discovery, improvement, new software or source code or design made by you whether alone or with another during the performance of your duties as an employee and whether or not the same is capable of protection as intellectual property by patent, copyright, design right, as a trade mark or by other means, and you shall not use, disclose to any person or exploit the same without the express prior written consent of the Company.

      10.2 Subject to any rights granted to you pursuant to the Patents Act 1977 which cannot be excluded by agreement, any invention, discovery, design or development whether or not capable of protection by patent, registered design or otherwise and any copyright in any document, software source code or object code or other work capable of being protected as copyright (relevant to or capable of use in the business of the Company) suggested, conceived, invented, designed or acquired by you in the course of your employment (whether or not in the course of your duties) is, except as prohibited by Section 42 of the Patents Act 1977 or unless it is otherwise the exclusive property of the Company, hereby assigned by you to the Company by way of future assignment and you undertake at the expense of the Company to execute any formal and additional assignment required by the Company to vest or to confirm the vesting in it of such invention.

      10.3 The Company has no liability to account to you for any revenue or profit derived or resulting from any invention belonging to the Company but this does not prejudice any rights you may have under any statutory provisions, including section 40 of the Patents Act 1977.

11.   RESTRICTIONS ON COMPETITION

      You shall not, for the first [six] months after the end of your employment, either on your own account or on behalf of any other legal person, and in competition with the Company, directly or indirectly engage or be concerned with or employed in, any trade or business competitive with that carried on by the Company.

12.   PENSION ARRANGEMENTS

      12.1 There are no pension arrangements for your employment with the Company but without incurring any obligation to do so, the Company shall review the feasibility of providing pension benefits from time to time and will notify you of any change in the situation accordingly.

      12.2 A Contracting Out Certificate under the Pension Schemes Act 1993 has not been issued in respect of your employment.

13.   EXPENSES

      The Company shall reimburse you for reasonable and authorised out-of-pocket expenses as shall be reasonably and properly incurred by you in the course of the discharging of your duties upon your submitting to the Company satisfactory information and evidence of the same, including without limitation, original receipts and provided that in any 12 month period you shall not incur out-of-pocket expenses in excess of (pound)100.00 on a single occasion or in excess of (pound)1,000 in aggregate without prior written approval of the Managing Director.

14.   GRIEVANCE PROCEDURE

      If you wish to seek redress of any grievance relating to your employment you should, in the first instance discuss the matter with the Managing Director. For further details on the Company's grievance procedure, refer to the Staff Handbook, a copy of which has been given to you.

15.   DISCIPLINARY RULES AND PROCEDURES

      Details of the disciplinary rules and procedures are contained in the Staff Handbook, a copy of which has been given to you. The disciplinary rules and procedures do not form part of your contract of employment.

16.   COLLECTIVE AGREEMENTS

      There is no collective agreement which directly affects your employment.


The enclosed copy of this contract must be signed and returned to the Managing Director as evidence of your agreement to its terms.

Yours sincerely





For and on behalf of TComm (UK) Limited





I agree to the above





Signed.../s/ Ian Hardcastle.....................................................


Dated...November 24, 2004.......................................................

IAN HARDCASTLE

                                      ANNEX



                          STOCK OPTION VESTING SCHEDULE





You shall be granted an option to purchase 40,000 shares of JAG Media Holdings, Inc. common stock, which shall be issued pursuant to the long-term incentive plan of JAG Media Holdings, Inc. The option shall have the following vesting schedule and exercise prices:


VESTING DATE                             # OF SHARES             EXERCISE PRICE
------------                             -----------             --------------

1st Day of Month 13                         10,000                  US$0.50

1st Day of Month 19                         10,000                  US$0.50

1st Day of Month 25                         10,000                  US$0.75

1st Day of Month 31                         10,000                  US$1.00